Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez, President & CEO
(310) 277-5162	(972) 309-8000
info@BerkmanAssociates.com	www.ANS-medical.com

Advanced Neuromodulation Systems
Completes Sale Of All Of Its Cyberonics Shares

     DALLAS, TEXAS, February 18, 2005 — Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) announced today that it has completed the sale of all of the 3.5 million shares of the Cyberonics stock it purchased last summer, for a pre-tax profit of approximately $85.2 million. ANS bought 3.5 million shares last August at an average cost per share of $14.29.

About Advanced Neuromodulation Systems

     Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Fortune magazine recently ranked ANS as the 8th fastest growing small company in its annual list of the Top 200 Fastest Growing Small Companies in the United States. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Frost & Sullivan, an international strategic market research firm, also recently presented ANS with its Product Innovation Award, recognizing ANS as the technology innovation leader in the neurostimulation market and ANS’ Genesis® Implantable Pulse Generator system as the most advanced fully implantable spinal cord stimulator on the market. Additional information is available at www.ans-medical.com.

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ADVANCED NEUROMODULATION SYSTEMS, INC.
6901 PRESTON ROAD / PLANO, TEXAS 75024 / 972-309-8000 / FAX: 972-309-8150